EXHIBIT 99.1
FOR IMMEDIATE RELEASE

POOL CORPORATION
REPORTS RECORD FIRST QUARTER SALES

AFFIRMS 2007 EARNINGS GUIDANCE

COVINGTON, La. (April 19, 2007) - Pool Corporation (the “Company” or “POOL”) (Nasdaq/GSM: POOL) today reported record net sales for the first quarter of 2007 and affirmed its projected 2007 diluted earnings per share guidance.

Earnings for the first quarter of 2007 were $0.03 per diluted share on net income of $1.4 million, compared to $0.12 per diluted share on net income of $6.4 million in 2006. The decrease includes the impact of approximately $0.03 per diluted share related to incremental operating expenses for the 17 new sales centers opened in 2006 and the 7 new sales centers opened in the first quarter of 2007.

Net sales for the quarter ended March 31, 2007 increased $25.1 million, or 7%, to $373.7 million, compared to $348.6 million in 2006. Base business sales growth of approximately 4% (on top of 15% growth in the first quarter of 2006) contributed $12.4 million to the increase. The remaining increase in net sales is attributable to acquired sales centers, primarily the Wickham business acquired in August 2006, and new sales centers opened in new markets. During the quarter, there was a 7% decrease in complementary product sales, which is a category that faced a tough sales comparison to last year given the 36% growth achieved in the first quarter of 2006. Complementary product sales were also impacted by a decline in pool construction in some markets and commodity price decreases.

Gross profit for the quarter ended March 31, 2007 increased $5.5 million, or 6%, to $103.5 million from $98.0 million in 2006. Gross profit as a percentage of net sales (gross margin) decreased 40 basis points to 27.7% in the first quarter of 2007 from 28.1% in the first quarter of 2006. Our first quarter 2007 gross margin is comparatively lower primarily due to the impacts of early buy and early pay inventory purchases in the fourth quarter of 2005, which benefited our first quarter 2006 gross margin.

Operating expenses increased $11.9 million, or 14%, to $94.9 million in the first quarter of 2007 from $83.0 million in the first quarter of 2006. Operating expenses as a percentage of net sales increased to 25.4% in 2007 from 23.8% in 2006. This increase includes the impact from our investments in new sales centers and higher expenses related to the significant number of sales center expansions and relocations we have made in the past year.

Operating income was $8.6 million in the first quarter of 2007 compared to $15.0 million in the same period in 2006. Operating income as a percentage of net sales (operating margin) decreased to 2.3% from 4.3% in 2006. EBITDA (as defined in the addendum) was $11.5 million in the first quarter of 2007 compared to $18.6 million in the first quarter of 2006.

The seasonal use of cash in operations decreased $47.4 million to $13.3 million in the first quarter of 2007 compared to $60.7 million in the same period of 2006. The decrease in cash used in operations is primarily due to a difference between periods in the timing of payments related to our year end early buy inventory purchases. During the first quarter of 2007, share repurchases totaled $61.4 million, or approximately 1.7 million shares of our common stock.

“We realized a 4% increase in base business sales despite a tough comparison to the 15% base business sales growth in the first quarter of 2006 and unfavorable weather conditions during the first quarter of 2007. As we move into the heart of the pool season, we are prepared to take advantage of the numerous opportunities in the young swimming pool industry and we expect to deliver another year of solid results. Consistent with our prior guidance, we project that 2007 earnings per share will be in the range of $2.00 to $2.10 per diluted share,” commented Manuel Perez de la Mesa, President and CEO.

At March 31, 2007, 260 sales centers were included in the base business calculations, and 22 sales centers were excluded because they were acquired or opened in new markets within the last 15 months.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOL operates 282 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers. For more information about POOL, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, changes in the economy and other risks detailed in POOL’s 2006 Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
Treasurer
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006

Net sales	$373,706	$348,556
Cost of sales	270,221	250,508
Gross profit	103,485	98,048
Percent	27.7%	28.1%
Selling and administrative expenses	94,853	83,026
Operating income	8,632	15,022
Percent	2.3%	4.3%

Interest expense, net	4,519	2,851
Income before income taxes and equity losses	4,113	12,171
Provision for income taxes	1,588	4,699
Equity losses in unconsolidated investments, net	(1,171)	(1,050)
Net income	$1,354	$6,422

Earnings per share:
Basic	$0.03	$0.12
Diluted	$0.03	$0.12
Weighted average shares outstanding:
Basic	50,201	52,593
Diluted	52,462	55,443

Cash dividends declared per common share	$0.105	$0.09

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31,	March 31,	Change
	2007	2006	$	%

Assets
Current assets:
Cash and cash equivalents	$30,555	$5,964	$24,591	412%
Receivables, net	51,104	42,988	8,116	19
Receivables pledged under receivables facility	179,930	168,590	11,340	7
Product inventories, net	413,161	406,310	6,851	2
Prepaid expenses and other current assets	9,383	5,193	4,190	81
Deferred income taxes	7,676	3,970	3,706	93
Total current assets	691,809	633,015	58,794	9

Property and equipment, net	34,551	27,884	6,667	24
Goodwill	155,231	142,177	13,054	9
Other intangible assets, net	17,763	18,955	(1,192)	(6)
Equity interest investments	30,522	28,182	2,340	8
Other assets, net	17,753	15,413	2,340	15
Total assets	$947,629	$865,626	$82,003	9%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$325,448	$267,296	$58,152	22%
Accrued and other current liabilities	24,515	51,827	(27,312)	(53)
Short-term financing	102,300	80,275	22,025	27
Current portion of long-term debt and other long-term liabilities	4,350	2,100	2,250	107
Total current liabilities	456,613	401,498	55,115	14

Deferred income taxes	13,867	12,786	1,081	9
Long-term debt	253,222	155,163	98,059	63
Other long-term liabilities	5,639	2,174	3,465	159
Total liabilities	$729,341	$571,621	$157,720	28%

Total stockholders’ equity	218,288	294,005	(75,717)	(26)

Total liabilities and stockholders’ equity	$947,629	$865,626	$82,003	9%

__________________

1.	The allowance for doubtful accounts was $4.8 million at March 31, 2007 and $4.1 million at March 31, 2006.

2.	The inventory reserve was $4.4 million at March 31, 2007 and $4.5 million at March 31, 2006.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2007	2006	Change
Operating activities
Net income	$1,354	$6,422	$(5,068)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	2,184	1,860	324
Amortization	1,220	1,328	(108)
Share-based compensation	1,543	2,145	(602)
Excess tax benefits from share-based compensation	(2,834)	(8,236)	5,402
Equity losses in unconsolidated investments	1,987	1,725	262
Other	(1,920)	(1,578)	(342)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(76,398)	(69,638)	(6,760)
Product Inventories	(80,453)	(76,348)	(4,105)
Accounts payable	147,859	93,145	54,714
Other current assets and liabilities	(7,849)	(11,484)	3,635
Net cash used in operating activities	(13,307)	(60,659)	47,352

Investing activities
Acquisition of businesses, net of cash acquired	(842)	(1,446)	604
Purchase of property and equipment, net of sale proceeds	(3,073)	(3,408)	335
Proceeds from sale of investment	75	—	75
Net cash used in investing activities	(3,840)	(4,854)	1,014

Financing activities
Proceeds from revolving line of credit	87,716	71,213	16,503
Payments on revolving line of credit	(121,900)	(44,400)	(77,500)
Proceeds from asset-backed financing	39,779	23,622	16,157
Payments on asset-backed financing	(11,765)	(9,004)	(2,761)
Proceeds from long-term debt	100,000	—	100,000
Payments on long-term debt and other long-term liabilities	(773)	(23)	(750)
Payments of capital lease obligations	(257)	(257)	—
Payments of deferred financing costs	(377)	(18)	(359)
Excess tax benefits from share-based compensation	2,834	8,236	(5,402)
Issuance of common stock under stock option plans	2,921	3,709	(788)
Payment of cash dividends	(5,248)	(4,750)	(498)
Purchase of treasury stock	(61,788)	(4,071)	(57,717)
Net cash provided by financing activities	31,142	44,257	(13,115)
Effect of exchange rate changes on cash	(174)	354	(528)
Change in cash and cash equivalents	13,821	(20,902)	34,723
Cash and cash equivalents at beginning of period	16,734	26,866	(10,132)
Cash and cash equivalents at end of period	$30,555	$5,964	$24,591

Addendum

(Unaudited)	Base Business		Acquired & New Market		Total
(In thousands)	Three Months		Three Months		Three Months
	Ended		Ended		Ended
	March 31,		March 31,		March 31,
	2007	2006	2007	2006	2007	2006
Net sales	$360,322	$347,935	$13,384	$621	$373,706	$348,556

Gross profit	99,639	97,982	3,846	66	103,485	98,048
Gross margin	27.7%	28.2%	28.7%	10.6%	27.7%	28.1%

Selling and administrative expenses	91,712	82,626	3,141	400	94,853	83,026
Expenses as a % of net sales	25.5%	23.7%	23.5%	64.4%	25.4%	23.8%

Operating income (loss)	7,927	15,356	705	(334)	8,632	15,022
Operating income (loss) margin	2.2%	4.4%	5.3%	(53.8)%	2.3%	4.3%

We exclude the following sales centers from base business for 15 months:

•	acquired sales centers;
•	sales centers divested or consolidated with acquired sales centers; and
•	new sales centers opened in new markets.

Additionally, we generally allocate overhead expenses to acquired sales centers on the basis of acquired sales center net sales as a percentage of total net sales.

The effect of sales center acquisitions in the table above includes the operations of the following:

• Wickham Supply, Inc. and Water Zone, LP - January through March 2007
• Tor-Lyn Limited - February through March 2007

We define EBITDA as net income plus interest expense, income taxes, share-based compensation, depreciation and amortization. We consider EBITDA an important indicator of the operational strength and performance of our business, including the ability to provide cash flows to fund growth, service debt and pay dividends. EBITDA eliminates the non-cash expenses related to share-based compensation, depreciation of tangible assets and amortization of intangible assets. We believe EBITDA should be considered in addition to, not as a substitute for, operating income, net income and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States (GAAP).

The table below presents a reconciliation of net income to EBITDA.

(Unaudited)	Three Months Ended
(In thousands)	March 31,
	2007	2006
Net income	$1,354	$6,422
Add:
Interest expense, net	4,519	2,851
Provision for income taxes	1,588	4,699
Income tax benefit on equity losses	(816)	(675)
Share-based compensation	1,543	2,145
Depreciation	2,184	1,860
Amortization (1)	1,170	1,298
EBITDA	$11,542	$18,600

            (1) Excludes amortization included in interest expense, net